Exhibit 99.1

PRESS RELEASE

Travelport Appoints John Smith as a Non-Executive Director to its

Board of Directors

Langley, UK: January 26, 2017 - Travelport (NYSE:TVPT), a leading Travel Commerce Platform providing distribution, technology, payment, mobile and other solutions for the global travel and tourism industry, today announced the appointment of Mr John Smith to its Board of Directors. The appointment is effective from March 1, 2017.

Until recently, Mr. Smith was Chief Operating Officer of the Burberry Group - the company which makes and sells products under the Burberry brand. He remains a member of Burberry’s Board. During his time with Burberry, amongst his many achievements, he has been credited with driving digital growth and optimising the potential of the Burberry beauty and travel businesses on a global basis. Mr Smith will step down from Burberry’s Board by the summer of 2017.

Prior to Burberry Mr Smith spent 23 years at the British Broadcasting Corporation (BBC). Joining in 1989, he held a variety of positions including Chief Operating Officer, Director of Finance, Property & Business Affairs and Finance Director. Mr Smith was appointed Chief Executive of BBC Worldwide in 2004, the commercial arm of the corporation whose media content is sold worldwide through a variety of digital channels. During his time in this role, which he held for eight years, he led a digital transformation of the division and increased profit four-fold. Mr. Smith has also previously served as a non-executive director of UK-listed companies Severn Trent PLC and Vickers PLC and was also a member of the UK Accounting Standards Board from 2001 to 2004.

Mr Smith will replace Mr Gavin Baiera from Angelo, Gordon & Co. who retires from the Board on March 1, 2017, having served as a member since 2011.

Commenting on the appointment, Douglas Steenland, Chairman of the Travelport Board of Directors, said: “I am delighted to welcome John Smith to our Board. John has led a number of global businesses and has an exceptional track record within finance, operations and embracing the new opportunities offered by the digital economy. We look forward to drawing on these skills as Travelport continues to redefine travel commerce and extends its digital capabilities across mobile, robotics, artificial intelligence, next generation payments and the consumer grade presentation and merchandising of travel content for its diverse range of clients. I would also like to extend my sincere thanks to Gavin Baiera who has played a significant role on our

Board over the past five years in enabling Travelport to progress to become the sort of leading edge business it is today.”

John Smith added: “This is a hugely exciting time to be joining the Travelport Board of Directors. Having developed digital strategies and platforms for international brands I can see where there is enormous further potential for this business based on the assets that have been acquired and built under the leadership of the CEO, Gordon Wilson. I am looking forward to providing my strategic contribution as part of the Board to help Travelport realize its further potential. Travelport benefits from a truly global customer base, as well as industry leading technology and content, which position it very well for where and how the travel economy is moving.”

Travelport’s Board of Directors consists of eight members, all of whom, with the exception of the President and CEO, Gordon Wilson, are independent directors.

Full details of Travelport’s Board of Directors can be found here.

About Travelport

Travelport is a Travel Commerce Platform providing distribution, technology, payment, mobile and other solutions for the global travel and tourism industry.  With a presence in approximately 180 countries, over 3,700 employees and an additional 1,200 employees at IGT Solutions Private Ltd who provide us with application development services, our 2015 net revenue was over $2.2 billion.

Travelport is comprised of:

•	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business to business (B2B) travel marketplace. Travelport has a leadership position in airline merchandising, hotel content and rate distribution, mobile travel commerce and a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

•	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK. The company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

For media enquiries, please contact:

Travelport

Kate Aldridge, Vice President, Corporate Communications

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com